NEWS RELEASE
Five Below, Inc. Announces Second Quarter Fiscal 2016 Financial Results
Q2 sales increased 21% to $220.1 million
Q2 EPS increased 38% to $0.18
Raises full year fiscal 2016 guidance

PHILADELPHIA, PA – (August 31, 2016) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the thirteen and twenty-six weeks ended July 30, 2016.

For the thirteen weeks ended July 30, 2016:

•	Net sales increased by 20.8% to $220.1 million from $182.2 million in the second quarter of fiscal 2015; comparable store sales increased by 3.1%.

•	Operating income increased by 36.0% to $15.7 million from $11.6 million in the second quarter of fiscal 2015.

•	The Company opened 33 new stores and ended the quarter with 491 stores in 30 states. This represents an increase in stores of 17.7% from the end of the second quarter of fiscal 2015.

•	Net income was $9.8 million compared to $7.1 million in the second quarter of fiscal 2015.

•	Diluted income per common share was $0.18 compared to $0.13 per share in the second quarter of fiscal 2015.

Joel Anderson, CEO of Five Below, stated: “We are pleased with our second quarter results as we delivered sales and earnings per share ahead of our guidance ranges. Continued strength in new store performance and our 41st consecutive quarter of positive comp growth were accompanied by operating margin expansion resulting in a 38% increase in earnings per share. Our results once again demonstrate the consistency of Five Below and given our first half performance, we are raising our full year guidance.”

Mr. Anderson continued, “We have also made good progress against our strategic initiatives. Some notable developments include the initial launch of our e-commerce platform and the hiring of key team members to further strengthen Five Below's capabilities for the long runway of growth that lies ahead. As we look to the second half, we are excited about our merchandising and marketing plans for the all-important holiday season and our teams are focused on continued execution for our customers and our shareholders.”

For the twenty-six weeks ended July 30, 2016:

•	Net sales increased by 22.9% to $412.8 million from $335.9 million in the comparable period of fiscal 2015; comparable store sales increased by 3.9%.

•	Operating income increased to $26.5 million from $18.6 million in the comparable period of fiscal 2015.

•	The Company opened 54 new stores compared to 51 new stores opened in the comparable period in fiscal 2015.

•	Net income was $16.6 million compared to $11.3 million in the comparable period of fiscal 2015.

•	Diluted income per common share was $0.30 compared to $0.21 per share in the comparable period of fiscal 2015.

Third Quarter and Fiscal 2016 Outlook:
For the third quarter of fiscal 2016, net sales are expected to be in the range of $199 million to $202 million based on opening 25 new stores and assuming a 1% to 2% increase in comparable sales. Net income is expected to be in the range of $4.7 million to $5.3 million, with a diluted income per common share range of $0.09 to $0.10 on approximately 55.2 million estimated diluted weighted average shares outstanding.

For fiscal 2016, net sales are expected to be in the range of $1,000 million to $1,009 million based on opening 85 new stores for the full year and assuming an approximate 3% increase in comparable sales. Net income is expected to be in the range of $70.4 million to $72.7 million, with a diluted income per common share of $1.28 to $1.32 on approximately 55.3 million estimated diluted weighted average shares outstanding.

Conference Call Information:
A conference call to discuss the second quarter fiscal 2016 financial results is scheduled for today, August 31, 2016, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 888-208-1361 (international callers please dial 913-312-0408) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.
A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 877-870-5176 (international callers please dial 858-384-5517). The pin number to access the telephone replay is 8925732. The replay will be available until September 7, 2016.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our expansion into online retail, the availability of suitable new store locations and the dependence on the success of shopping centers in which our stores are located, risks that consumer spending may decline and that U.S. and global macroeconomic conditions may worsen, risks related to the Company's continued retention of its senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to the Company's distribution centers, quality or safety concerns about the Company's merchandise, events that may affect the Company's vendors, increased competition from other retailers including online retailers, risks related to cyber security, risks related to customers' payment methods, risks related to trade restrictions, and risks associated with leasing substantial amounts of space. For further details and a discussion of these and risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products in a fun and differentiated store environment, all priced at $5 and below, including select brands and licensed merchandise across a number of category worlds: Style, Room, Sports, Tech, Crafts, Party, Candy, and Now. Five Below is headquartered in Philadelphia, Pennsylvania. For more information, visit www.fivebelow.com.

Investor Contact:
ICR, Inc.
Farah Soi/Caitlin Morahan
203-682-8200
Farah.Soi@icrinc.com/Caitlin.Morahan@icrinc.com

Media Contact:
ICR, Inc.
Jessica Liddell/Julia Young
203-682-8200
FivePR@icrinc.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	July 30, 2016	January 30, 2016	August 1, 2015
Assets
Current assets:
Cash and cash equivalents	$67,109	$53,081	$60,916
Short-term investment securities	28,933	46,335	—
Inventories	154,809	148,370	123,847
Prepaid income taxes	3,177	1,341	6,694
Prepaid expenses and other current assets	24,907	15,618	24,349
Total current assets	278,935	264,745	215,806
Property and equipment, net	132,500	119,784	113,196
Deferred income taxes	8,838	8,507	9,983
Other assets	795	258	316
	$421,068	$393,294	$339,301

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	59,565	58,225	66,562
Income taxes payable	670	11,942	478
Accrued salaries and wages	5,313	7,661	4,023
Other accrued expenses	34,557	24,368	28,379
Total current liabilities	100,105	102,196	99,442
Deferred rent and other	51,266	46,617	47,422
Total liabilities	151,371	148,813	146,864
Shareholders’ equity:
Common stock	548	546	545
Additional paid-in capital	315,131	306,522	300,820
Accumulated deficit	(45,982)	(62,587)	(108,928)
Total shareholders’ equity	269,697	244,481	192,437
	$421,068	$393,294	$339,301

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net sales	$220,130	$182,191	$412,845	$335,918
Cost of goods sold	146,780	122,365	279,228	228,931
Gross profit	73,350	59,826	133,617	106,987
Selling, general and administrative expenses	57,636	48,269	107,151	88,409
Operating income	15,714	11,557	26,466	18,578
Interest income (expense), net	73	(2)	147	(11)
Other expense	—	325	—	325
Income before income taxes	15,787	11,230	26,613	18,242
Income tax expense	5,940	4,169	10,008	6,903
Net income	$9,847	$7,061	$16,605	$11,339
Basic income per common share	$0.18	$0.13	$0.30	$0.21
Diluted income per common share	$0.18	$0.13	$0.30	$0.21
Weighted average shares outstanding:
Basic shares	54,795,750	54,501,257	54,756,580	54,474,946
Diluted shares	55,077,754	54,786,092	55,039,204	54,751,620

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	July 30, 2016	August 1, 2015
Operating activities:
Net income	$16,605	$11,339
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,680	10,232
Share-based compensation expense	6,013	5,460
Deferred income tax benefit	(331)	(2,102)
Other non-cash expenses	29	28
Changes in operating assets and liabilities:
Prepaid income taxes	(1,836)	(4,755)
Inventories	(6,439)	(8,195)
Prepaid expenses and other assets	(9,839)	(6,215)
Accounts payable	1,994	17,396
Income taxes payable	(11,272)	(13,964)
Accrued salaries and wages	(2,348)	(1,251)
Deferred rent	6,143	7,475
Other accrued expenses	4,992	10,806
Net cash provided by operating activities	16,391	26,254
Investing activities:
Purchases of investment securities	(35,631)	—
Sales, maturities, and redemptions of investment securities	53,033	—
Capital expenditures	(22,372)	(29,901)
Net cash used in investing activities	(4,970)	(29,901)
Financing activities:
Net proceeds from issuance of common stock	93	81
Proceeds from exercise of options to purchase common stock	2,612	765
Common shares withheld for taxes	(1,808)	—
Excess tax benefit related to exercises of stock options and vesting of restricted stock units	1,710	531
Net cash provided by financing activities	2,607	1,377
Net increase (decrease) in cash and cash equivalents	14,028	(2,270)
Cash and cash equivalents at beginning of period	53,081	63,186
Cash and cash equivalents at end of period	$67,109	$60,916